Exhibit 10.23

SHARE EXCHANGE AGREEMENT

Dated

November 2, 2018

by and among

Kaixin Auto Group, a Cayman Islands exempted company (the “Company”),

Renren Inc., a Cayman Islands exempted company (the “Seller”),

and

CM Seven Star Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”).

i

4.7	Corporate Records	22

4.8	Assumed Names	22

4.9	Subsidiaries	22

4.10	Consents	23

4.11	Financial Statements	23

4.12	Books and Records	24

4.13	Absence of Certain Changes	25

4.14	Properties; Title to the Company Parties’ Assets	27

4.15	Litigation	27

4.16	Contracts	28

4.17	Licenses and Permits	30

4.18	Compliance with Laws	30

4.19	Intellectual Property	30

4.20	Accounts Receivable and Payable; Loans	31

4.21	Pre-payments	31

4.22	Employees	31

4.23	Employment Matters	32

4.24	Withholding	32

4.25	Employee Benefits and Compensation	33

4.26	Real Property	33

4.27	Accounts	33

4.28	Tax Matters	34

4.29	Environmental Laws	34

4.30	Finders’ Fees	34

4.31	Powers of Attorney and Suretyships	35

4.32	Directors and Officers	35

4.33	Certain Business Practices	35

4.34	VIE Contracts	36

4.35	Not an Investment Company	36

4.36	Transitional Agreements	36

4.37	SAFE Registrations	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		37

5.1	Corporate Existence and Power	37

5.2	Corporate Authorization	37

5.3	Governmental Authorization	38

5.4	Non-Contravention	38

5.5	Finders’ Fees	38

5.6	Issuance of Shares	38

5.7	Capitalization	38

5.8	Memorandum and Articles	39

5.9	Information Supplied	39

5.10	Trust Fund	39

5.11	Listing	40

5.12	Board Approval	40

5.13	Purchaser SEC Documents and Financial Statements	40

5.14	Certain Business Practices	42

ARTICLE VI COVENANTS OF THE COMPANY AND PURCHASER PENDING CLOSING		43

6.1	Conduct of Business	43

6.2	Access to Information	47

6.3	Notices of Certain Events	47

6.4	Annual and Interim Financial Statements	47

6.5	SEC Filings	48

6.6	Financial Information	50

6.7	Trust Account	50

6.8	Employees of the Company and the Manager	51

6.9	Trust Extension	51

ARTICLE VII COVENANTS OF THE COMPANY		51

7.1	Reporting and Compliance with Laws	51

7.2	Reasonable Efforts to Obtain Consents	51

7.3	Share Pledge Registration	51

7.4	Dealership and After Sale Agreements Amendments	52

7.5	Licenses of Qianxiang Changda	52

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		52

8.1	Reasonable Best Efforts; Further Assurances	52

8.2	Tax Matters	52

8.3	Settlement of Purchaser Liabilities	53

8.4	Compliance with SPAC Agreements	53

8.5	Confidentiality	53

8.6	Directors’ and Officers’ Tail Policy	54

ARTICLE IX CONDITIONS TO CLOSING		54

9.1	Condition to the Obligations of the Parties	54

9.2	Conditions to Obligations of Purchaser	54

9.3	Conditions to Obligations of the Company and the Seller	56

ARTICLE X INDEMNIFICATION		57

10.1	Indemnification of Purchaser	57

v

10.2	Payment by the Escrow Agent	58

10.3	Limitations and General Indemnification Provisions:	59

10.4	Procedure	60

10.5	Insurance	61

10.6	Survival of Representations, Warranties and Covenants	62

10.7	Exclusive Remedy	62

ARTICLE XI DISPUTE RESOLUTION		62

11.1	Arbitration	62

11.2	Waiver of Jury Trial; Exemplary Damages	63

ARTICLE XII TERMINATION		64

12.1	Termination Without Default	64

12.2	Termination Upon Default	64

12.3	Effect of Termination	65

ARTICLE XIII MISCELLANEOUS		65

13.1	Notices	65

13.2	Amendments; No Waivers; Remedies	66

13.3	Arm’s length bargaining; no presumption against drafter	67

13.4	Publicity	67

13.5	Expenses	67

13.6	No Assignment or Delegation	67

13.7	Governing Law	67

13.8	Counterparts; facsimile signatures	67

13.9	Entire Agreement	67

13.10	Severability	68

13.11	Construction of certain terms and references; captions	68

13.12	Further Assurances	69

13.13	Third Party Beneficiaries	69

13.14	Waiver	69

13.15	Non-Recourse	70

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of November 2, 2018 (the “Signing Date”), by and among Kaixin Auto Group, a Cayman Islands exempted company (the “Company”), Renren Inc., (the “Seller”), and CM Seven Star Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”). The Company, the Seller and the Purchaser are sometimes referred to herein individually as a “party” and, collectively, as the “parties”.

W I T N E S S E T H:

A.	The Seller owns 100% of the issued and outstanding shares in or of the Company;

B.	The Company is a holding company for Jet Sound Hong Kong Company Limited, a Hong Kong registered company (“HK Holdings”), which in turn owns 100% of the issued and outstanding equity interests in each of Shanghai Renren Auto Technology Group Co., Ltd, a Wholly Foreign-Owned Enterprise registered in Shanghai, China (“SWFOE”), and Beijing Jiexun Shiji Technology Development Co., Ltd, a Wholly Foreign-Owned Enterprise registered in Beijing, China (“BWFOE” and, together with SWFOE, the “WFOEs”);

C.	Both (i) Shanghai Jieying Auto Retail Co., Ltd, a registered company in Shanghai China (“China Dealer”), and China Dealer’s shareholders, both of which are located in China (the “China Dealer Shareholders”) and (ii) Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd (“Qianxiang Changda”), and Qianxiang Changda’s shareholders, both of which are located in China (the “Qianxiang Changda Shareholders”), have entered into VIE Contracts with SWFOE pursuant to which the profits of China Dealer and Qianxiang Changda are paid to SWFOE, and in connection with entering into such VIE Contracts, the China Dealer and Qianxiang Changda are both contractually controlled by SWFOE;

D.	The Company is primarily in the business of (i) owning and operating car dealerships in China through its various Subsidiaries; (ii) offering value added services, including insurance, extended warranties and after sales services to its customers through its various Subsidiaries; (iii) developing, maintaining and operating technologies that support its operating platforms (including a mobile application used to browse for cars and purchase value added services, big data analytics for procurement and operational management and an auto dealership SaaS platform to enhance the management and operations of its car dealerships through its various Subsidiaries; and (iv) provision of financing channels to customers and other in-network dealers through partnerships with one or more financial institutions through its various Subsidiaries (the “Business”);

E.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

F.	The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares in the Company in exchange for the Closing Payment Shares, subject to the terms and conditions set forth herein (“Share Purchase”);

G.	Certain capitalized terms used herein are defined in ARTICLE I hereof;

In consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1       “2019 Audited Financial Statements” means the Purchaser’s audited consolidated financial statements as of and for the year ended December 31, 2019.

1.2       “AIC” means the Administration for Industry and Commerce.

1.3       “Accrued Dividends” means any dividends or distributions paid or otherwise accruing to the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, as of the relevant date.

1.4       “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.5       “Additional Agreements” mean the Escrow Agreement, the Investor Rights Agreement and the Transitional Agreements.

1.6       “Adjusted EBITDA” for a given period means the Company’s net income (loss), after adding back (i) the fair value change of contingent consideration, (ii) the amount of share-based compensation expense, (iii) interest expense, (iv) the amount of income tax expense, and (v) the amount of depreciation, as derived from the Company’s audited or unaudited (as applicable) consolidated financial statements for the relevant period, calculated in a manner consistent with the Company’s past practices using the accounting methods, procedures and provisions reflected in the Financial Statements except as otherwise mutually agreement by Purchaser and Seller in writing. Adjusted EBITDA shall be subject to adjustment as provided in Section 3.7(b) and will be calculated in RMB and for purposes of Section 3.4 the foreign exchange rate between US$ and RMB will be fixed at the exchange rate used in the production of the Company’s consolidated financial statements for the applicable period.

1.7       “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, provided that for purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of the Purchaser or Purchaser’s Affiliates unless and except to the extent expressly provided herein.

1.8       “After Sale Partners” means natural persons party to the various After Sale Agreements.

1.9       “After Sale Centers” means the Business’ after-sales service centers operated by special purpose holding companies in which Zhoushuo possesses a majority ownership and voting control.

1.10     “After Sale Agreements” means the equity purchase agreements between the Zhoushuo and certain After Sale Partners, in relation to the After Sale Partners.

1.11     “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

1.12     “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than share books and minute books.

1.13     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Beijing or Hong Kong are authorized to close for business.

1.14     “China” or “PRC” means the People’s Republic of China, excluding for the purposes of this Agreement the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.15     “Closing Payment Shares” means, in the aggregate, 47,784,300 Purchaser Ordinary Shares to be issued to the Seller on the Closing Date, in accordance with Section 3.1.

1.16     “Code” means the Internal Revenue Code of 1986, as amended.

1.17     “Company Disclosure Schedule” means the Company Disclosure Schedule dated as of a date on or prior to the initial filing date of the Proxy Statement with the SEC, which for purposes of this Agreement shall be treated as being dated as the date of this Agreement and delivered to the Company at the time of execution hereof, which shall be deemed for all purposes to be part of the representations and warranties made hereunder.

1.18     “Company Form F-1” means the Registration Statement on Form F-1 confidentially submitted by the Company to the United States Securities and Exchange Commission on May 31, 2018.

1.19     “Company Material Adverse Effect” means any event occurrence, fact, condition, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the Business, the assets, Liabilities, results of operations or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (b) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the ordinary course of business; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.20    “Company Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share.

1.21     “Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with Section 8.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s and/or any of its Subsidiaries’ dominion or control.

1.22     “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23     “Dealer Partners” means natural persons who are party to the various Dealership Agreements.

1.24     “Dealerships” means the Business’ dealership business operated by special purpose holding companies in which the China Dealer possess a majority ownership and voting control.

1.25     “Dealership Agreements” means the equity purchase agreements between the China Dealer and certain Dealer Partners, in relation to the Dealerships.

1.26     “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.27     “Dispute Resolution Notice Date” means the date that the Purchaser or the Seller receives notice from the other party that such other party has elected to resolve a dispute pursuant to Section 3.6 using the Dispute Resolution Procedure.

1.28    “Dispute Resolution Procedure” means the dispute resolution procedure set forth in Section 3.6.

1.29     “Earnout Period” means the year ended December 31, 2019 or December 31, 2020 (as applicable).

1.30     “Environmental Laws” means all applicable Laws concerning health, safety or matters related to pollution or the protection of the environment.

1.31     “Escrow Agent” means an escrow agent to be determined by the parties in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing.

1.32     “Escrow Account” means a segregated escrow account established under the Escrow Agreement for the purposes of holding any Accrued Dividends with respect to the Escrow Shares, and any other Escrow Property.

1.33     “Escrow Agreement” means the agreement to be entered into on or before Closing between the Seller and the Purchaser with respect to the Escrow Shares, in form and substance reasonably acceptable to the Company, the Seller and the Purchaser.

1.34     “Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, giving effect to any disbursements or payments from the Escrow Account.

1.35     “Escrow Shares” means, in the aggregate, 22,800,000 Purchaser Ordinary Shares, issuable to the Seller and withheld from the Closing Payment pursuant to Section 3.1.

1.36     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.37     “Fraud Claim” means any claim, to the extent based on fraud or on an action constituting a material breach of this Agreement taken intentionally by a Warrantor with the actual knowledge that such action was a breach of this Agreement, including the making of a false representation by Warrantor hereunder with the actual knowledge that such representation was false, with the intention by Warrantor to induce reliance on such action and upon which Purchaser did in fact rely, resulting in the claimed Losses.

1.38     “Gross Revenue” means gross revenue based on the 2019 Audited Financial Statements. Gross Revenues shall be subject to adjustment as provided in Section 3.7(b).

1.39     “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated pursuant to any applicable Environmental Law to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.40     “Hazardous Material Activity” means the recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.41     “Indemnifying Party” means the Seller.

1.42     “Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior three (3) years) accounting firm recognized internationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser and the Seller cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either the Purchaser or the Seller may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types covered by Section 3.6.

1.43     “Investor Rights Agreement” means the agreement to be entered into on or before Closing between the Seller and the Purchaser and others with respect to certain lock-up arrangements in respect of the Seller, registration rights granted by the Purchaser in favor of the Seller, certain voting arrangements relating to the Purchaser.

1.44     “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated October 25, 2017.

1.45     “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.46     “Intellectual Property” means any trademark, service mark, trade name, domain name, invention, patent, trade secret, trade dress, know-how, copyright, rights in software programs, data bases, and any other type of proprietary intellectual property right, and all registrations or applications thereof.

1.47     “Inventory” is defined in Article 9-102(a)(48) of the UCC.

1.48     “Kaixin Auto Group 2018 Equity Incentive Plan” means the Kaixin Auto Group 2018 Equity Incentive Plan, adopted on January 31, 2018 and most recently amended on August 2, 2018, whereby 190,000,000 Company Ordinary Shares were available for the grant of incentive share options, nonqualified share options, restricted shares, and restricted share units to directors, officers, employees, and consultants. As of the date of this Agreement, the Company has issued 36,461,500 options to purchase the Company Ordinary Shares to certain of its directors, officers and employees.

1.49     “Law” means any domestic or foreign, federal, state, municipality or local law, constitution, statute, ordinance, principle of common law, code, act, treaty or order of general applicability of any applicable Authority, including rules and regulations promulgated thereunder.

1.50     “Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.51     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.52     “Master Transactional Agreement” means the agreement to be entered into by the Seller and the Company, the substantially agreed form of which is attached as Exhibit A hereto (for the avoidance of doubt the schedules to the Master Transactional Agreement are to be provided and agreed).

1.53     “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.54     “Payment Offset” means, as of any date, the then-current amount of (i) any amounts payable to Purchaser from the Escrow Account under a Final Resolution that have not yet been paid and (ii) any Claim Amount which would be payable to Purchaser from the Escrow Account under any valid Claim Notice delivered in accordance with ARTICLE X with respect to Claims that remain pending and are not yet subject to a Final Resolution. For the avoidance of doubt, “Payment Offset” shall include amounts payable, or which would be payable, to Purchaser from the Escrow Account in respect of Special Indemnity Claims, subject to the terms and conditions of this Agreement, including (in particular) the first sentence of this definition.

1.55     “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/ or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements) and (iv) any Liens set forth on Schedule 1.55.

1.56     “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.57     “Purchaser Material Adverse Effect” means any event occurrence, fact, condition, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the Business, the assets, Liabilities, results of operations or condition (financial or otherwise) of Purchaser, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (b) the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the ordinary course of business; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Seller; (v) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller; or (vii) any natural or man-made disaster or acts of God.

1.58     “Purchaser Ordinary Shares” means the ordinary shares of Purchaser, par value US$0.0001 per share.

1.59     “Purchaser Share Price” shall mean the average closing trade price of each Purchaser Ordinary Share (or any successor equity security, including equity securities of a successor entity issued in exchange for Purchaser Ordinary Shares) as listed by Nasdaq (or any successor exchange or quotation system on which such shares are listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

1.60     “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Ordinary Share, one-half of one Purchaser Warrant and one right to receive one-tenth (1/10) of one Purchaser Ordinary Share upon the consummation of the transactions set forth in this Agreement

1.61     “Purchaser Warrant” means a redeemable warrant to purchase one Purchaser Ordinary Share.

1.62     “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.63     “Released 2020 Escrow Property” means up to 9,750,000 Escrow Shares (together with Accrued Dividends relating thereto) to the extent such Escrow Shares (together with Accrued Dividends relating thereto) are either (i) disbursed to the Seller pursuant to Section 3.4(c) or (ii) disbursed to the Seller, prior to any disbursement to the Seller of any Escrow Shares pursuant to Section 3.4(c), pursuant to Section 3.4(e).

1.64     “Released Provisional Indemnification Property” means up to 3,300,000 Escrow Shares (together with Accrued Dividends relating thereto) to the extent such Escrow Shares are disbursed to the Seller pursuant to Section 3.4(d)(ii).

1.65     “RMB” means the legal tender of the PRC.

1.66     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.67     “SEC” means the Securities and Exchange Commission.

1.68     “Securities Act” means the Securities Act of 1933, as amended.

1.69     “Special Indemnity Claims” means any claim brought, based in whole or in part, under a breach of either or both the Special Tax Indemnity and/ or the Special Dealer Indemnity.

1.70     “Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, China Dealer, Qianxiang Changda and their Subsidiaries will be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

1.71    “Survival Period” has the meaning set forth in Section 10.7.

1.72     “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 4.14.

1.73     “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind in the nature of taxes imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.74     “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.75     “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement relating to Taxes, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.76     “Third Party Claim” means an Action brought by any third party (including any Authority).

1.77     “Transitional Agreements” means the Master Transactional Agreement, Transitional Non-Competition Agreement and Transitional Services Agreement.

1.78     “Transitional Non-Competition Agreement” means the agreement to be entered into by the Seller and the Company, the substantially agreed form of which is attached as Exhibit B hereto

1.79     “Transitional Services Agreement” means the agreement to be entered into by the Seller and the Company, the substantially agreed form of which is attached as Exhibit C hereto (for the avoidance of doubt the schedules to the Transitional Services Agreement are to be provided and agreed).

1.80     “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.81     “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.82     “VIE Contracts” means certain variable interest entity contracts between (a) SWFOE, China Dealer and the China Dealer Shareholders and (b) SWFOE, Qianxiang Changda and the Qianxiang Changda Shareholders.

1.83    “Zhoushuo” means Shanghai Zhoushuo Auto Technology Co., a registered company in Shanghai China.

ARTICLE II
SHARE EXCHANGE

2.1    Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the issued and outstanding Company Ordinary Shares, being 160,000,000 shares of US$0.0001 par value each (the “Purchased Shares”) all free and clear of all Liens.

2.2    Conversion of Company Options. In accordance with the terms of the Kaixin Auto Group 2018 Equity Incentive Plan and any related grant agreements thereunder, as in effect on the date of this Agreement, the Seller and the Company shall take such action as is reasonably necessary with respect to all share options to purchase Company Ordinary Shares (“Company Share Options”) granted under the Kaixin Auto Group 2018 Equity Incentive Plan and outstanding immediately prior to Closing so that, effective upon the Closing, all Company Share Options then outstanding and unexercised immediately prior to the Closing shall be cancelled and thereafter correspond to a certain number of Awards (as defined in the equity incentive plan of Purchaser to be adopted in accordance with Section 9.3(h) hereof), or, solely to the extent necessary to comply with Section 409A of the Code with respect to the replacement of vested Company Share Options held by US taxpayers, vested Purchaser Ordinary Shares having an aggregate fair market value equal to the spread value of the vested Company Share Options being cancelled, pursuant to the consents and related documentation to be solicited from the relevant holders of the Company Share Options pursuant to this Section 2.2. The parties hereby agree to undertake reasonable best efforts to solicit from all holders of such Company Share Options any consents and related documentation as needed in order to effect the foregoing. The parties acknowledge that the shares issued or issuable pursuant to this provision shall count against the total number of Purchaser Ordinary Shares issuable pursuant to Awards (as defined therein) issuable pursuant to the equity incentive plan of Purchaser to be adopted in accordance with Section 9.3(h) hereof.

2.3       Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Share Purchase (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, located at 35/F ICBC Tower, 3 Garden Road, Hong Kong, at 10:00 a.m. China Standard time, on the third (3rd) Business Day following satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX, or such earlier date as agreed by the parties in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4    Board of Directors. Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. Shareholder Value Fund (“Sponsor Designee”) shall have the right to designate one (1) director to the Purchaser’s board of directors to serve for one (1) year following the Closing, while the Seller shall have the right to designate the remaining four (4) members of Purchaser’s board of directors for one (1) year following the Closing. In the event that applicable Laws require Purchaser to appoint additional members to its board of directors in order to comply with applicable independence requirements, Sponsor Designee agrees to grant a proxy to Seller with respect to the vote of all Purchaser Ordinary Shares beneficially owned by it with respect to the appointment of any such independent director(s) or director nominee(s). The parties to this Agreement shall enter into an Investor Rights Agreement, the content of which will include provisions relating to election of directors nominated by the Sponsor Designee and Seller.

2.5       Cancellation of Treasury Shares. At the Closing Date, any Company Ordinary Shares held in treasury shall be canceled and extinguished without any conversion thereof or payment therefor.

2.6      Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any of its Subsidiaries, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company or any of its Subsidiaries, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONSIDERATION

3.1       Closing Payment Shares.

(a)       Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall (i) issue to the Seller the Closing Payment Shares less the Escrow Shares and (ii) issue the Escrow Shares to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, this Agreement shall prevail.

3.2       Payment of Closing Payment Shares.

(a)       No certificates or scrip representing fractional shares of Purchaser Ordinary Shares will be issued pursuant to the Share Purchase, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(b)       Legend. Each certificate issued pursuant to the Share Purchase to any holder of Company Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

3.3       Escrow. The Company and the Seller hereby authorize the Purchaser to issue the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

(a)        Escrow Shares; Accrued Dividends; Voting. The parties agree that while any Escrow Shares are held by the Escrow Agent, any dividends or distributions made or otherwise payable on or in respect of such Escrow Shares shall be paid to the Escrow Account and held by the Escrow Agent as Accrued Dividends.

(b)       Distribution of Escrow Shares. At the times provided for in Section 3.3(d), the Escrow Shares shall be released and transferred to the Seller together with any Accrued Dividends with respect to such released Escrow Shares and other amounts or property held in such Escrow Account. The Purchaser will take such action as may be necessary to cause the transfer of such Escrow Shares to be registered in its register of members and certificates in respect of such Escrow Shares to be issued in the name of the Seller. Certificates representing Escrow Shares so transferred that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and transferred by the Escrow Agent to the Seller and all fractional shares shall be rounded to the nearest whole share.

(c)       Assignability. No Escrow Shares or any beneficial interest therein may be mortgaged, pledged, sold, assigned or transferred, including by operation of law, by the Seller other than to Affiliates of the Seller, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Seller, prior to the transfer to the Seller of the Escrow Shares by the Escrow Agent as provided herein.

(d)       Releases from Escrow Account.

(i)       Except as otherwise provided in Sections 3.4(d) and (e), and subject to the last sentence of this Section 3.3(d)(i), within five (5) Business Days following the end of the Survival Period, the Purchaser and the Seller will provide joint written instructions to the Escrow Agent to release and transfer all remaining Escrow Shares and release other amounts or property held in the Escrow Account (including Accrued Dividends) to the Indemnifying Party, less the amount of any Payment Offset. Any such Payment Offset will be released from the Escrow Account upon Final Resolution of the relevant Claim, with Purchaser receiving any disbursements required with respect to such Claim pursuant to the terms of Section 10.2 and the remainder of the Escrow Account being released to the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, no amounts payable (or potentially payable) to Seller pursuant to Sections 3.4(a) and 3.4(b) shall be subject to any reduction or offset by any Payment Offset.

(ii)       Within five (5) Business Days following the final determination of the amount of any Earnout Payment pursuant to the provisions of Sections 3.4, 3.5 and 3.6, the Purchaser and the Seller will provide joint written instructions to the Escrow Agent to release and transfer the number of Escrow Shares (if any) included in such Earnout Payment together with any Accrued Dividends thereon or other amounts or property attributable thereto held in the Escrow Account (“Release Instructions”).

3.4       Earnout Payment. The Escrow Property shall be held in the Escrow Account and, subject to this ARTICLE III and ARTICLE X, will be released to the Seller (along with the Accrued Dividends) in the event that the Company and its respective Subsidiaries meet certain minimum performance requirements in accordance with this ARTICLE III. Collectively, any payments contemplated under this Section 3.4 shall be referred to as the “Earnout Payment”.

(a)       Subject to this ARTICLE III and the provisions of ARTICLE X, in the event that the Company’s Gross Revenue for the year ended December 31, 2019 is:

(i)       greater than or equal to RMB 5,000,000,000, then the Escrow Agent shall release and transfer 1,950,000 Escrow Shares to the Seller as set forth in the Release Instructions; or

(ii)       less than RMB 5,000,000,000, then no Escrow Shares shall be released and transferred to the Seller pursuant to this Section 3.4(a),

(b)       Subject to this ARTICLE III and the provisions of ARTICLE X, in the event that the Company’s Adjusted EBITDA for the year ended December 31, 2019 is:

(i)        greater than or equal to RMB 200,000,000, then the Escrow Agent shall release and transfer 7,800,000 Escrow Shares to the Seller as set forth in the Release Instructions;

(ii)       is greater than RMB 150,000,000 but less than RMB 200,000,000, then the Escrow Agent shall release and transfer such number of Escrow Shares equal to 3,900,000 plus the product of (A) 3,900,000 and (B) the quotient of (x) Company’s Adjusted EBITDA minus 150,000,000, divided by (y) 50,000,000 (for the avoidance of doubt this amount shall not be greater than 7,800,000 Purchaser Ordinary Shares, nor less than 3,900,000 Purchaser Ordinary Shares) to the Seller as set forth in the Release Instructions;

(iii)      equal to RMB 150,000,000, then the Escrow Agent shall release and transfer 3,900,000 Escrow Shares to the Seller as set forth in the Release Instructions; or

(iv)      is less than RMB 150,000,000, then no Escrow Shares shall be released and transferred to the Seller pursuant to this Section 3.4(b).

(c)        Subject to this ARTICLE III and to any potential Losses set forth in any Claim Notice and the provisions of ARTICLE X, in the event that the Company’s Adjusted EBITDA for the year ended December 31, 2020 is:

(i)       greater than or equal to RMB 480,000,000, then the Escrow Agent shall release and transfer 9,750,000 Escrow Shares to the Seller as set forth in the Release Instructions;

(ii)       is greater than RMB 340,000,000 but less than RMB 480,000,000, then the Escrow Agent shall release and transfer such number of Escrow Shares equal to 4,875,000 plus the product of (A) 4,875,000 and (B) the quotient of (x) Company’s Adjusted EBITDA minus 340,000,000, divided by (y) 140,000,000 (for the avoidance of doubt this amount shall not be greater than 9,750,000 Purchaser Ordinary Shares, nor less than 4,875,000 Purchaser Ordinary Shares) to the Seller as set forth in the Release Instructions;

(iii)      equal to RMB 340,000,000, then the Escrow Agent shall release and transfer 4,875,000 Escrow Shares to the Seller as set forth in the Release Instructions; or

(iv)      is less than RMB 340,000,000, then no Escrow Shares shall be released and transferred to the Seller pursuant to this Section 3.4(c).

The payments provided for in Sections 3.4(a), 3.4(b) and 3.4(c) are independent of one another, and if the relevant conditions are satisfied, the Seller may be entitled to payments provided for pursuant to each such clause. For the avoidance of doubt, but subject to Sections 3.4(d) and 3.4(e) below, the Seller will not be entitled to the payments provided for in Sections 3.4(a) or 3.4(b) (as applicable) if the relevant conditions in Sections 3.4(a) or 3.4(b) (as applicable) are not satisfied, irrespective of whether the Seller is entitled to payment provided for in Section 3.4(c).

(d)       In the event that the closing trading price on the Nasdaq Capital Market (or other applicable securities exchange) of the Purchaser Ordinary Shares is equal to or greater than US$13.00 per share, and provided that Section 3.4(e) is not applicable, for any sixty (60) days in any period of ninety (90) consecutive trading days within fifteen (15) months following the Closing, then irrespective of the Company’s Gross Revenue or Adjusted EBITDA for any applicable periods, the parties will immediately deliver Release Instructions to the Escrow Agent for the release and transfer of (i) any and all remaining Escrow Shares corresponding to the Earnout Payments provided for in Sections 3.4(a) and (b) of this Agreement (subject to any applicable Payment Offsets to the extent that no other Escrow Shares are available to satisfy such Payment Offsets), and (ii) an additional 3,300,000 Escrow Shares (which shall not be subject to any Payment Offsets), in each case, together with any Accrued Dividends with respect to such Escrow Shares.

(e)       In the event that the closing trading price on the Nasdaq Capital Market (or other applicable securities exchange) of the Purchaser Ordinary Shares is equal to or greater than US$13.50 per share for any sixty (60) days in any period of ninety (90) consecutive trading days within thirty (30) months following the Closing, then irrespective of the Company’s Gross Revenue or Adjusted EBITDA for any applicable periods, the parties will immediately deliver Release Instructions to the Escrow Agent for the release and transfer of any and all remaining Escrow Shares, together with any Accrued Dividends with respect to such Escrow Shares and other amounts or property held in the Escrow Account at such time, subject to any applicable Payment Offsets, to the Seller.

(f)       For purposes hereof, the term “Escrow Property Unearned Amount” means, with respect to any Earnout Period, a portion of Escrow Property representing the difference, if any, between (i) the maximum amount of Escrow Property that the Seller could have been entitled to receive at the end of such Earnout Period in accordance with Section 3.4(a), (b) or (c) (as applicable), and (ii) the actual amount of Escrow Property that the Seller is actually entitled to receive at the end of such Earnout Period in accordance therewith. If there is an Escrow Property Unearned Amount at the end of an Earnout Period, such Escrow Property Unearned Amount will be deemed forfeited by the Seller with respect to Section 3.4(a), (b) or (c) (as applicable), but such Escrow Property Unearned Amount will not be deemed forfeited for purposes of Sections 3.4(d) and (e), and such Escrow Property Unearned Amount will be retained by the Escrow Agent until the final determination of the amount of Escrow Property that the Seller is actually entitled to receive pursuant to this Section 3.4. Within five (5) Business Days after a final determination of all applicable payments due to Seller pursuant to this Section 3.4, the Purchaser and the Seller shall provide joint written instructions to the Escrow Agent to release to the Purchaser any remaining Escrow Property that Seller is finally determined to not be entitled to receive pursuant to this Section 3.4. The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt of such instructions and will cancel any Accrued Dividends payable in respect of such Escrow Shares. The Seller acknowledges that its right to receive any amounts pursuant to Section 3.4 is subject to the terms and conditions set forth in this Agreement, including (in particular) this Article III and Article X, and subject to the terms and conditions set forth in this Article III, such right is contingent on both the performance of the Company and its Subsidiaries for periods after the Closing and any Payment Offset (as applicable). The Seller further acknowledges that if the terms and conditions set forth in this Agreement, including (in particular) this Article III and Article X, are not satisfied, the Escrow Property Unearned Amount will consequently not be paid or delivered to the Seller, and the Seller shall have no right to receive such Escrow Property Unearned Amount.

3.5       Determination of Earnout Payment. As soon as practicable (but in any event within forty-five (45)) days) after the completion of the audited consolidated financial statements for the Company and its Subsidiaries for each year ended December 31, 2019 and December 31, 2020, the Company’s chief financial officer (the “CFO”) will prepare and deliver to the Purchaser and Seller a written statement (the “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this ARTICLE III of the Adjusted EBITDA and Gross Revenue for year ended December 31, 2019 and the Adjusted EBITDA for year ended December 31, 2020 based on such audited consolidated financial statements for each respective period, and the amount of any Earnout Payment the Seller is entitled to receive pursuant to the terms of Section 3.4. Each of the Purchaser and the Seller will have thirty (30) days after its receipt of an Earnout Statement to review it. To the extent reasonably requested in connection with their respective reviews of the Earnout Statement, the Company and its Subsidiaries will provide each of the Purchaser and the Seller and their respective representatives with reasonable access to the Books and Records of the Company and its Subsidiaries, their respective finance personnel and any other information that the Purchaser or the Seller reasonably requests relating to the determination of the Adjusted EBITDA and Gross Revenue for year ended December 31, 2019 and the Adjusted EBITDA for year ended December 31, 2020 and the calculation of the amount of the Earnout Payment. Either the Purchaser or the Seller may deliver written notice to the CFO (by providing notice to the Company to the attention of the CFO) and the other party on or prior to the thirtieth (30th) day after receipt of an Earnout Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If either the Seller or the Purchaser fails to deliver such written notice in such thirty (30) day period, then such party will have waived its right to contest the Earnout Statement and the calculations set forth therein of the Adjusted EBITDA and Gross Revenue for year ended December 31, 2019 and the Adjusted EBITDA for the year ended December 31, 2020 and the amount of each respective Earnout Payment (if any). If neither Seller nor Purchaser delivers such a notice, the calculation of the Earnout Payment set forth in the Earnout Statement shall become final and for all purposes hereunder (other than for fraud or manifest error) at the end of such thirty (30) day period, and the Purchaser and Seller shall provide Release Instructions to the Escrow Agent in accordance with Section 3.3(d). If either the Purchaser or the Seller provides the CFO and the other party with written notice of any objections to the Earnout Statement in such thirty (30) day period, then the Seller and the Purchaser will, for a period of thirty (30) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement and the Purchaser and Seller shall provide Release Instructions to the Escrow Agent in accordance with Section 3.3(d). If at the conclusion of such thirty (30) day period the Seller and the Purchaser have not reached an agreement on any objections with respect to the Earnout Statement, then upon request of either party the parties will resolve the dispute in accordance with the dispute resolution procedure set forth in Section 3.6. The Company shall maintain a financial reporting system that enables the parties to calculate the Adjusted EBITDA and Gross Revenue for year ended December 31, 2019 and the Adjusted EBITDA for year ended December 31, 2020 for purposes of this ARTICLE III.

3.6       Dispute Resolution Procedure. Matters disputed pursuant to Section 3.5 may be referred by either the Purchaser or the Seller to the Independent Expert for determination in accordance with this Section 3.6. Each of the Seller and the Purchaser agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne in equal proportions by the Purchaser and the Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Seller, and all other costs and expenses incurred by the Purchaser in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Dispute Resolution Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser and the Seller to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Purchaser or the Seller in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller and the Purchaser will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 3.6. It is the intent of the parties hereto that the procedures set forth in this Section 3.6 and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller and the Purchaser will request that the Independent Expert’s determination be made within forty five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser and the Seller and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error), and the Purchaser and Seller shall provide Release Instructions to the Escrow Agent in accordance with Section 3.3(d)(ii).

3.7       Future Operations.

(a)       Following the Closing through December 31, 2020 (the “Earnout Period”), the Company and its Subsidiaries shall, and the Purchaser and its Affiliates shall cause the Company and its Subsidiaries to, operate, in good faith in accordance with the business plan and practices of the Company and its Subsidiaries in effect prior to the Closing with the existing executives of the Company and its Subsidiaries, and to continue to engage in financing activities so as to obtain and maintain resources for working capital, capital requirements and other business needs at a level consistent with past practices, and shall not make, accelerate or defer any payments or expenditures or accelerate or defer receipt of any revenues, or otherwise take, agree to take, not take or agree not to take any action, different from the ordinary course past practices of the Company and its Subsidiaries prior to the Closing and in each case in a manner that would be reasonably expected to adversely affect the Company’s Gross Revenue or Adjusted EBITDA for the year ended December 31, 2019, the Company’s Adjusted EBITDA for the year ended December 31, 2020 or the amount of any Earnout Payment payable or potentially payable to Seller. In addition, during the Earnout Period, the Company and its Subsidiaries shall not, and the Purchaser and its Affiliates shall cause the Company and its Subsidiaries not to:

(i)         (A) effect any dividend or distribution of any portion of the cash of the Company and its Subsidiaries, (B) enter into any intercompany loans or similar arrangements with Purchaser or any Affiliates of the Purchaser or (C) enter into any intercompany arrangements or transactions with Purchaser or any other Affiliates of the Purchaser on pricing on terms other than arm’s-length terms, in each case that would reasonably be expected to adversely affect the Company’s Gross Revenue or Adjusted EBITDA for the year ended December 31, 2019, the Company’s Adjusted EBITDA for the year ended December 31, 2020 or the amount of any Earnout Payment payable or potentially payable to Purchaser;

(ii)        (A) incur any Indebtedness or other Liabilities except for such Indebtedness or Liabilities as relate to the operation of the Company and its Subsidiaries, or (B) incur any Indebtedness or other Liabilities on behalf of the Purchaser or any of its Affiliates with respect to any business other than that of the Company and its Subsidiaries;

(iii)       transfer, convey, license or otherwise dispose of any rights, assets or properties (A) to any Affiliate that is not a wholly-owned Subsidiary of the Company or to the Purchaser or any Affiliate of Purchaser, except to the extent that any such rights, assets and operations, or portions thereof, so transferred, conveyed, licensed or otherwise disposed of continue to be included in the calculation of the Company’s Gross Revenue and Adjusted EBITDA for the year ended December 31, 2019 or the Company’s Adjusted EBITDA for the year ended December 31, 2020; or

(iv)       make any material change to its accounting practices, procedures or policies that would reasonably be expected to adversely affect the Company’s Gross Revenue or Adjusted EBITDA for the year ended December 31, 2019, the Company’s Adjusted EBITDA for the year ended December 31, 2020 or the amount of any Earnout Payment payable or potentially payable to Seller, except in each case as required by U.S. GAAP.

(b)       In the event of any reorganization, restructuring, merger, purchase, acquisition, disposition, divestiture or other transfer of equity, assets, properties or business, business combination, exclusive lease or license, or other similar transaction directly or indirectly involving the Company or any of its Subsidiaries during the Earnout Period, the parties shall determine by mutual good faith such action (if any) as is necessary to modify the calculation of the Company’s Gross Revenue and Adjusted EBITDA for the year ended December 31, 2019 or the Company’s Adjusted EBITDA for the year ended December 31, 2020 so as to ensure Seller maintains substantially equivalent economic rights under Section 3.4 after such transaction so as to effect the original intention of the parties as closely as possible. To the extent the parties are not able to reach a good faith mutual agreement pursuant to this Section 3.7(b), such matter will be subject to the dispute resolution procedures of ARTICLE XI.

(c)       The Company and its Subsidiaries shall keep, and Purchaser shall cause the Company and its Subsidiaries to keep, adequate records with respect to the Company and its Subsidiaries as is reasonably necessary to enable Seller to review the Earnout Statement and the calculation of Gross Revenue and Adjusted EBITDA contained therein.

(d)       Within ten (10) days following the Closing, Purchaser and Seller shall each appoint an individual (who may be replaced by the appointing Party at any time in its sole discretion) to together comprise a committee for the purpose of facilitating communications and monitoring the matters contemplated by this Section 3.7 (the “Committee”). The Committee shall meet on a quarterly basis during the Earnout Period to discuss the status of the business of the Company and its Subsidiaries, and shall be permitted to make reasonable inquiries to senior officers of the Company and its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Company and the Seller (together, the “Warrantors”) jointly and severally, hereby represent and warrant to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (or, if a specific date is indicated in any such statement, true and correct as of such specified date), except as set forth in the Company Disclosure Schedule or information contained in the Proxy Statement relating to the Company.

4.1       Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries (including but not limited to HK Holdings and the WFOEs), collectively, the “Company Parties” and each a “Company Party”). Each of the Company Parties has all corporate or similar power and authority and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business, in each case, as presently conducted in all material respects. Each of the Company Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. The Company Parties have offices located only at the addresses set forth on Schedule 4.1.

4.2       Authorization. The execution, delivery and performance by the Company Parties of this Agreement and the Additional Agreements and the consummation by the Company Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Company Parties and have been duly authorized by all necessary action on the part of the Company Parties. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Parties enforceable against the Company Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3       Governmental Authorization. Neither the execution, delivery nor performance by the Company Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”), other than such Governmental Approvals, if not so taken, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4       Non-Contravention. None of the execution, delivery or performance by the Company Parties of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the constitutional documents of the Company Parties, (b) contravene or conflict with or constitute a violation of any material provision of any Law or Order binding upon or applicable to the Company Parties, (c), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Parties or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Parties are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Parties or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound or any Permit, in each case, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Ordinary Shares or any of the Company Party’s assets or (e) cause a loss of any benefit relating to the Business to which the Company Parties are entitled under any provision of any Permit or Contract binding upon the Company Parties, other than, with respect to clauses (c), (d) and (e), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5       Capitalization. The Company has an authorized share capital of US$80,000 divided into 800,000,000 Company Ordinary Shares (together with the Company Ordinary Share Rights, the “Company Capital Shares” of which (i) 160,000,000 Company Ordinary Shares and (ii) 36,461,500 options to purchase Company Ordinary Shares pursuant to the Kaixin Auto Group 2018 Equity Incentive Plan are issued and outstanding as of the date hereof. 153,538,500 options to purchase Company Ordinary Shares are issuable pursuant to the Kaixin Auto Group 2018 Equity Incentive Plan. No Company Capital Shares are held in its treasury. All of the issued and outstanding Company Capital Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Shares are owned of record and beneficially by the Persons set forth on Schedule 4.5. The only Company Ordinary Shares that will be outstanding immediately after the Closing will be the Company Capital Shares owned by the Purchaser. No other class of equity securities of the Company is authorized or outstanding. Except for the equity securities granted under the Kaixin Auto Group 2018 Equity Incentive Plan and the equity securities reserved for issuance pursuant to both existing Dealership Agreements and After Sale Agreements, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the equity securities of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Capital Shares, including any voting trust, other voting agreement or proxy with respect thereto.

4.6       Memorandum and Articles of Association. Copies of the constitutional documents of the Company Parties have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

4.7       Corporate Records. All proceedings occurring since October 1, 2015 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Parties.

4.8       Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years prior to the date of this Agreement, used by the Company Parties, including names on any websites. Since October 1, 2015, none of the Company Parties has used any name other than the names listed on Schedule 4.8 to conduct the Business. Each Company Party has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9      Subsidiaries

(a)       Each Subsidiary is a company duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse, Effect, (i) no Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.9, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary, and (ii) each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.9.

(b)       HK Holdings is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of each WFOE. Except for the pledge of the shares of (a) the China Dealer made to SWFOE and (b) Qianxiang Changda made to the SWFOE, pursuant to the VIE Contracts there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of either WFOE. The VIE Contracts which are set forth on Schedule 4.9(b) pursuant to which the profits of China Dealer are paid to SWFOE and China Dealer are contractually controlled by SWFOE. BWFOE is not a party to any variable interest entity contracts with China Dealer or any other Person, and does not otherwise conduct its business through China Dealer or any entity.

(c)        The capital and organizational structure of each Subsidiary organized or registered in the PRC (each, a “PRC Target Company”) are valid and in compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Company Material Adverse Effect. The registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment, other than as disclosed in Schedule 4.9(c). The PRC Establishment Documents of each PRC Target Company have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents are in compliance with applicable PRC Laws.

4.10       Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Company Parties or by which any of the Company Capital Shares or any of the Company Parties’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, authorizations, orders or other actions or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.11       Financial Statements.

(a)       Schedule 4.11 includes (i) the audited consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016, consisting of the audited consolidated balance sheet as of such date, the audited consolidated income statement for the twelve (12) month period ended on such date, and the audited consolidated cash flow statement for the twelve (12) month period ended on such date and (ii) unaudited financial statements (the “Unaudited Financial Statements”) from January 1, 2018 through June 30, 2018 (collectively, the “Financial Statements”) and the unaudited consolidated balance sheet as of June 30, 2018 included therein, the “Balance Sheet”).

(b)       The Financial Statements are complete and accurate and fairly present in all material respects the financial position of the Company Parties as of the dates thereof and the results of operations of the Company Parties for the periods reflected therein in conformity with U.S. GAAP. The Financial Statements (i) were prepared from the Books and Records of the Company Parties; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company Parties’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company Parties with respect to the periods then ended.

(c)       Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to each of the Company Parties. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d)       The Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company Parties as of the date thereof.

(e)       All financial projections delivered by or on behalf of the Company Parties to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company Parties believe to be reasonable.

4.12       Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Parties are accurate, complete, and authentic in all material respects.

(a)       The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company Parties. Each Company Party maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that:

(i)       transactions are executed only in accordance with the respective management’s authorization;

(ii)       all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Parties, as permitted by U.S. GAAP;

(iii)      access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)      recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)       All accounts, books and ledgers of each Company Party have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Each Company Party does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of each Company Party and which are not located at the relevant office.

4.13       Absence of Certain Changes. Since the date of the Balance Sheet, the Company Parties have conducted the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the date of the Balance Sheet, other than in connection with the transactions contemplated by this Agreement (including the transfer of the Company’s equity interest in its Ji’nan subsidiary and related assets to an Affiliate of Seller), there has not been:

(a)       any Company Material Adverse Effect;

(b)       any transaction, Contract or other instrument entered into, or commitment made by, a Company Party relating to the Business, or any of the Company Parties’ assets (including the acquisition or disposition of any assets) or any relinquishment by any Company Party of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practice and those contemplated by this Agreement (other than as set forth in Schedule 4.13(b));

(c)       (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any ordinary shares or other equity interests in the Company Parties; (ii) any issuance by a Company Party of ordinary shares or other equity interests in a Company Party (other than pursuant to the Kaixin Auto Group 2018 Equity Incentive Plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by a Company Party of any outstanding ordinary shares or other equity interests (other than as set forth in Schedule 4.13(c) or in connection with the Kaixin Auto Group 2018 Equity Incentive Plan);

(d)       (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Capital Shares or any of the material Lien on Company Parties’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person or guarantee of any obligation of any Person by any Company Party other than in the ordinary course of business consistent with past practice;

(e)       any personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company, other than as would not be expected to, individually in the aggregate, have a Company Material Adverse Effect;

(f)        any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of a Company Party, which employees were not subject to a collective bargaining agreement at the date of the Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of a Company Party;

(g)       any sale, transfer, lease to others or otherwise disposition of any of its material assets by a Company Party, excluding Inventory, licenses and services sold in the ordinary course of business consistent with past practice;

(h)       (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by a Company Party, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by a Company Party under any Material Contract, or any material license or material permit from any Authority held by the Company Party, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i)        any capital expenditure by a Company Party in excess in any fiscal month of an aggregate of US$500,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed US$2,400,000 in the aggregate by a Company Party;

(j)        any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to a Company Party or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to a Company Party or its property, other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(l)        except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of a Company Party or any revaluation of any of the assets of a Company Party;

(m)       any amendment to a Company Party’s constitutional documents, or any engagement by a Company Party in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction (other than as set forth in Schedule 4.13(m));

(n)       any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o)       any material Tax election made by a Company Party outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by a Company Party; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by a Company Party; any annual Tax accounting period changed by a Company Party; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by a Company Party; or any right to claim a material Tax refund surrendered by a Company Party; or

(p)       any commitment or agreement to do any of the foregoing.

Since the date of the Balance Sheet through and including the date hereof, no Company Party has taken any action nor has any event occurred which would have violated the covenants of a Company Party set forth in Section 6.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.14       Properties; Title to the Company Parties’ Assets.

(a)       Other than as disclosed on Schedule 4.14 or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)       Other than as disclosed on Schedule 4.14 or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Parties have good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets are reflected on the Balance Sheet or were acquired after June 30, 2018. Other than as would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, The Company Parties’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Parties to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15       Litigation. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there is no Action (or any basis therefore) pending against threatened against or affecting, a Company Party, any of its officers or directors, the Business, or any Company Capital Shares or any of the Company Parties’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company Parties.

4.16       Contracts.

(a)       Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which a Company Party is a party and which are currently in effect and constitute the following:

(i)       all Contracts that require annual payments or expenses by, or annual payments or income to, a Company Party of US$1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)       all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by a Company Party in excess of US$1,000,000 annually;

(iii)      all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of a Company Party or other Person, under which a Company Party (A) has continuing obligations for payment of annual compensation of at least US$1,000,000, (B) has material severance or post termination obligations to such Person (other than obligations under applicable Law, if applicable), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of a Company Party;

(iv)      all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which a Company Party is a party;

(v)       all Contracts relating to any material acquisitions or dispositions of assets by a Company Party;

(vi)      all Contracts for licensing material Intellectual Property, other than (i) shrink-wrap licenses and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii)     all Contracts relating to material secrecy, confidentiality and nondisclosure obligations restricting the conduct of a Company Party or substantially limiting the freedom of a Company Party to compete in any line of business or with any Person or in any geographic area;

(ix)      all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by a Company Party, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)       all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which a Company Party holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$200,000 per month;

(xi)      all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$1,000,000 (excluding the renewal or extension of existing Contracts);

(xii)     any Contract relating to the voting or control of the equity interests of the Company or the election of directors of a Company Party (other than the constitutional documents of the Company Parties);

(xiii)    any Contract not cancellable by a Company Party with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to a Company Party in excess of US$1,000,000 per the terms of such Contract;

(xiv)    any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which a Company Party is a party;

(xv)    any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a Company Party will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi)    any Contract that is a VIE Contract or otherwise is between (A) the Company, HK Holdings and/or any WFOE, on the one hand, and (B) China Dealer, any Subsidiary of China Dealer or the China Dealer Shareholders, on the other hand;

(xvii)   any Contract that is a Dealership Agreement or otherwise is between (A) the China Dealer and/or any WFOE, on the one hand, and (B) a Dealer Partner or an Affiliate of a Dealer Partner, on the other hand; and

(xviii)  any Contract that is a After Sale Agreement or otherwise is between (A) Zhoushuo, on the one hand, and (B) a After Sale Partner or an Affiliate of a After Sale Partner, on the other hand.

(b)       Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidies, taken as a whole, each Material Contract is a valid and binding agreement, and is in full force and effect, and neither a Company Party nor, to a Company Party’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no Company Party has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Parties assets, and (iii) no Contract (A) requires a the Company Party to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Parties shall, within 30 days of the Signing Date, provide to Purchaser true and correct copies of each written Material Contract.

(c)          Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance by the Company Parties of this Agreement or Additional Agreements to which a Company Party is a party or the consummation by the Company Parties of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of a Company Party or to a loss of any material benefit to which the Company Parties are entitled under any provision of any Material Contract.

(d)          Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidies, taken as a whole, the Company Parties are in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17        Licenses and Permits. Schedule 4.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17 or as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, such Permits are valid and in full force and effect, and none of the Permits will, assuming any applicable related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not be reasonably expected to have a Company Material Adverse Effect, the Company Parties have all Permits necessary to operate the Business.

4.18        Compliance with Laws. Other than as disclosed on Schedule 4.18 or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Parties are not in violation of, have not violated, and, to the Company’s knowledge, are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation or alleged violation of, any applicable Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor, to the Company’s knowledge, is there any basis for any such charge.

4.19        Intellectual Property.

(a)          Schedule 4.19 sets forth a true, correct and complete list of all Intellectual Property owned by the Company Parties, specifying as to each, as applicable: (i) application or registration number; (ii) the owner of such Intellectual Property; and (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed.

(b)          Within the past three (3) years, no Company Party has been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property, and the Company Parties have no knowledge of any other claim of infringement by a Company Party, except for any that have since been resolved. To the Company’s knowledge, no other Person is infringing any Intellectual Property owned by a Company Party.

(c)          To the Company’s knowledge, the conduct of the business of the Company Parties does not infringe the Intellectual Property rights of any Person in any material respect. The Company Parties exclusively own the Intellectual Property set forth in Schedule 4.19.

(d)          All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Parties or any predecessors in interest thereto have assigned their Intellectual Property rights to a Company Party, except where such assignment occurs by operation of law.

(e)          The Company Parties have taken reasonable measures to safeguard and maintain (i) the confidentiality and value of all trade secrets and other confidential information owned by them and (ii) the security, operation and integrity of their material systems and software, and there have been no material breaches, interruptions or violations of the same.

4.20         Accounts Receivable and Payable; Loans.

(a)          To the Company’s knowledge, all accounts receivable and notes of the Company Parties reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by a Company Party in the ordinary course of business consistent with past practice. To the Company’s knowledge, the accounts payable of the Company Parties reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)          To the Company’s knowledge, the Company has received no written notice of any contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that would reasonably be expected to result in a Company Material Adverse Effect. To the Company’s knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)          The information set forth on Schedule 4.20(c) separately identifies any and all accounts, receivables or notes of a Company Party which are owed by any Affiliate of the Company.

4.21         Pre-payments. No Company Party has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.22         Employees.

(a)          Schedule 4.22(a) sets forth a true, correct and complete list of the ten (10) highest paid employees of the Company as of September 30, 2018, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2017.

(b)           To the knowledge of each Company Party, no Company Party is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, or confidentiality agreement restricting the activities of the Company Parties, non-competition agreement restricting the activities of the Company Parties, or any similar agreement. There is no activity or proceeding by a labor union or representative thereof to organize any employees of a Company Party

(c)           There are no pending or threatened claims or proceedings against a Company Party under any worker’s compensation policy or long-term disability policy.

4.23         Employment Matters.

(a)           Schedule 4.23(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom shares, share option, share purchase, share appreciation right or severance plan of a Company Party, including the Kaixin 2018 Equity Incentive Plan, now in effect or under which a Company Party has any obligation, or any understanding between a Company Party and any employee concerning the terms of such employee’s employment that does not apply to the Company Party’s employees generally (collectively, “Labor Agreements”). The Company Parties have previously delivered to Purchaser true and complete copies of each such Labor Agreement and any generally applicable employee handbook or policy statement of each Company Party.

(b)           Except as disclosed on Schedule 4.23(b):

(i)          to the knowledge of Company Party, no current employee of a Company Party, in the ordinary course of his or her duties, has breached breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii)          no Company Party is a party to any collective bargaining agreement, no Company Party has any material labor relations dispute, and there is no pending representation question or union organizing activity in respect of employees of a Company Party.

4.24         Withholding. Other than as disclosed on Schedule 4.24, (a) all social security contributions in respect of or on behalf of all its employees in accordance with applicable Law have been paid or adequate accruals therefor have been made on the Financial Statements, and (b) all reasonably anticipated, material obligations of the Company Parties with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Parties prior to the Closing Date.

4.25         Real Property.

(a)          Except as set forth on Schedule 4.25, the Company Parties do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, or other occupancy agreement. Each Company Party has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.25, free and clear of all Liens. Other than as would not be reasonably expected to have a Company Material Adverse Effect, no Company Party has breached or violated any local zoning laws, and no notice from any Person has been received by a Company Party or served upon a Company Party claiming any violation of any local zoning laws.

4.26          Accounts. Schedule 4.26 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each Company Party, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.27          Tax Matters.

(a)           (i) Each Company Party has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) in all material respects, all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) no Company Party is aware of any Action, pending or proposed or threatened, with respect to Taxes of a Company Party or for which a Lien may be imposed upon any of the Company Parties’ assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Parties for which a Lien may be imposed on any of the Company Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) each Company Party has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by a Company Party; (vi) there is no Lien for Taxes upon any of the assets of a Company Party other than Permitted Liens; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where a Company Party has not paid any Tax or filed Tax Returns, asserting that a Company Party is or may be subject to material Tax in such jurisdiction; (viii) there is no outstanding power of attorney from any Company Party authorizing anyone to act on behalf of a Company Party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of a Company Party; (ix) each Company Party is not a party to any Tax sharing or Tax allocation Contract (other than any customary commercial contract the principal subject of which is not Taxes); (x) each Company Party is not and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Parties; (xi) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Parties; (xii) the Company Parties have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xiii) to the knowledge of each Company Party, no issue has been raised by a Taxing Authority in any prior Action relating to any Company Party with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a material proposed Tax deficiency of a Company Party for any other period; and (xiv) no Company Party is liable for the Taxes of another Person that is not a Company Party as a transferee or successor or as a member of consolidated, combined, unitary or similar Tax group.

(b)           The Company parties will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

4.28         Environmental Laws. Except as set forth on Schedule 4.28, no Company Party has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of a Company Party, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(a)           The Company Parties have delivered to Purchaser all material records in its possession concerning any material Hazardous Materials Activities of a Company Party and all material environmental audits and assessments in the possession or control of a Company Party of any facility currently owned or leased by a Company Party which identifies the potential for any material liabilities under or material violations of Environmental Law of or by a Company Party.

(b)           To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by Company Parties such as could give rise to any Liability or corrective or remedial obligation of the a Company Party under any Environmental Laws, except in each case as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.29         Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including a Company Party following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.30         Powers of Attorney and Suretyships. The Company Parties do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.31         Directors and Officers. Schedule 4.31 sets forth a true, correct and complete list of all directors and officers of the Company Parties as of the date of this Agreement.

4.32         Certain Business Practices. Neither the Company Parties, nor any of their directors or officers or employees, nor to the knowledge of any Company Party any of their agents, in each case acting in their capacities as such, have (i) used any Company Party funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Parties, nor any of their directors or officers or employees, nor to the knowledge of any Company Party any of their agents, in each case acting in their capacities as such, have, since October 1, 2015, directly or indirectly, in connection with the business of any of the Company Parties, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier or other Person who is or may be in a position to help or hinder the Company Parties or assist the Company Parties in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Parties, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Parties that could reasonably be expected to subject the Company Parties to suit or penalty in any private or governmental litigation or proceeding.

4.33         VIE Contracts.

Other than as disclosed on Schedule 4.33:

(a)           The Company or any of its Subsidiaries, the WFOEs, the China Dealer Shareholders and the Qianxiang Changda Shareholders have the legal right, power and authority (corporate and other) to enter into and perform its obligations under each applicable VIE Contract to which it is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each VIE Contract to which it is a party.

(b)           To the extent permitted by applicable Laws, each VIE Contract constitutes a valid and legally binding obligation of the parties named therein and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           The execution and delivery by each party named in each VIE Contract, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, any provision of its constitutional documents as in effect at the date hereof, or any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any Indebtedness or other liability of the Company or any of its Subsidiaries or to increase the rate of interest presently in effect with respect to any Indebtedness of the Company or any of its Subsidiaries or (iii) result in the creation of any Lien, claim, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries.

(d)           All consents required in connection with the VIE Contracts have been made or unconditionally obtained in writing, and no such consent has been withdrawn or subject to any condition precedent which has not been fulfilled or performed.

(e)           Each VIE Contract is in full force and effect and no party to any VIE Contract is in breach or default in the performance or observance of any of the terms or provisions of such VIE Contract. None of the parties to any VIE Contract has sent or received any communication regarding termination of or intention not to renew any VIE Contract, and no such termination or non-renewal has been threatened by any of the parties thereto.

4.34         Money Laundering Laws. The operations of the Company Parties are and have been conducted at all times in compliance with all applicable money laundering statutes, the rules and regulations thereunder, and any other applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Parties, threatened.

4.35         Not an Investment Company. No Company Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.36         Transitional Agreements.

(a)           At Closing, the Transitional Agreements will constitute valid and legally binding obligations of the parties named therein and enforceable in accordance with its terms.

(b)           The Company and its Subsidiaries, together with the rights, licenses, services and benefits to be provided to the Company and its Subsidiaries pursuant to this Agreement and the other Additional Agreements, constitute all of the assets, properties and rights owned, leased or licensed by Seller and its Subsidiaries necessary to conduct the Business in all material respects as currently conducted, in each case other than the assets, properties and rights used to perform the services that are the subject of the Transitional Agreements.

4.37         PRC Overseas Investment Registrations. Each Company Party that is incorporated outside of the PRC has taken, or is in the process of taking, all reasonable steps to comply with, and to ensure compliance by each of its equity holders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company Party (the “PRC Overseas Investment Regulations”), including requesting each equity holder, option holder, director, officer and employee that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment Regulations.

4.38         Disclosure. No representation or warranty by the Seller or Company made in this Agreement and no material information provided by the Seller or Company to the Purchaser in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Company Form F-1, as of the date of its submission to the SEC) contained or contains (as applicable) any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement, except as disclosed in the Purchaser SEC Documents filed prior to the date of this Agreement:

5.1           Corporate Existence and Power; Constitutional Documents. Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Copies of the constitutional documents of Purchaser have heretofore been made available to the Company, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

5.2           Corporate Authorization.

(a)           The execution, delivery and performance by Purchaser of this Agreement and the Additional Agreements (of which it is a party to) and the consummation by Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of Purchaser. This Agreement and each of the Additional Agreements has been duly authorized by all necessary corporate action on the part of the Purchaser other than the approval of the shareholders of the Purchaser in general meeting. This Agreement has been duly executed and delivered by Purchaser and it constitutes, and upon its execution and delivery, the Additional Agreements (of which it is a party to will constitute, a valid and legally binding agreement of Purchaser, enforceable against them in accordance with its terms.

(b)           The Purchaser board of directors (including any required committee or subgroup thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated memorandum and articles of association.

5.3           Governmental Authorization. Neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4           Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in holders of fewer than the number of Purchaser Units specified in the Purchaser’s constitutional documents exercising their redemption rights with respect to such transaction, contravene or conflict with the constitutional documents of Purchaser or (ii) contravene or conflict with or constitute a violation of Purchaser’s constitutional documents or any provision of any Law, judgment, injunction, order, writ, or decree binding upon Purchaser.

5.5           Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Company, the Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6           Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s constitutional documents or any contract to which Purchaser is a party or by which Purchaser is bound.

5.7           Capitalization.

(a)           The authorized share capital of Purchaser is US$20,200 divided into 200,000,000 Purchaser Ordinary Shares, of which 26,323,092 Purchaser Ordinary Shares are issued and outstanding as of the date hereof, and 2,000,000 preferred shares, par value US$0.0001 per share, of which none are issued and outstanding as of the date hereof. No other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are, and any additional Purchaser Ordinary Shares issued prior to the Closing will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands law, the Purchaser’s constitutional documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth herein, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in this Section 5.7(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in Purchaser.

(b)          As of the date hereof, 10,585,010 Purchaser Warrants, each entitling the holder thereof to purchase one Purchaser Ordinary Share at a price of US$11.50 are issued and outstanding.

5.8           Memorandum and Articles. Copies of the constitutional documents of the Purchaser have heretofore been made available to the Company and the Seller, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

5.9           Information Supplied. The Proxy Statement will, when filed with the SEC and at the time it is mailed to Purchaser’s shareholders, comply with the applicable requirements of the Exchange Act. The Proxy Documents (as defined in Section 6.5(a)) will not, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that are included in the Purchaser SEC Documents). No material information provided by the Purchaser to the Company or the Seller in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Purchaser public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.10         Trust Fund.

(a)           As of the date of this Agreement, Purchaser has a balance of US$209,595,800 in the trust fund established by Purchaser for the benefit of its public shareholders (the “Trust Fund”) in a trust account at Morgan Stanley and JP Morgan Chase Bank N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 25, 2017, between Purchaser and the Trustee (the “Trust Agreement”).

(b)           The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or (ii) that would entitle any Person (other than Purchaser shareholders holding Purchaser Ordinary Shares who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s constitutional documents) to any portion of the proceeds in the Trust Account. Purchaser has filed with the SEC true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, and no such amendment or modification is contemplated by Purchaser. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of Purchaser or the Trustee. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account or (B) to redeem Purchaser Ordinary Shares in accordance with the provisions of Purchaser’s constitutional documents. There are no Actions pending or threatened in writing with respect to the Trust Account.

5.11         Listing. The Purchaser Units, Purchaser Ordinary Shares and Purchaser Warrants are listed on the Nasdaq Capital Market, with trading tickets CMSSU, CMSS and CMSSW, respectively.

5.12         Purchaser Required Vote. The affirmative vote of the holders of a majority of the Purchaser Ordinary Shares voted at the Purchaser Shareholder Meeting to approve this Agreement and the transactions contemplated hereby, and the affirmative vote of the holders of a two-thirds majority of the Purchaser Ordinary Shares voted at the Purchaser Shareholder Meeting to approve the adoption of the Amended and Restated Memorandum and Articles of the Purchaser, are the only votes of the holders of any class of Purchaser’s shares necessary to approve the transactions contemplated by this Agreement (the “Purchaser Required Vote”).

5.13         Purchaser SEC Documents and Financial Statements.

(a)           Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form (iii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents and the Additional SEC Documents (collectively, the “Purchaser Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Purchasers; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Purchaser’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended.

(c)           Except as specifically disclosed, reflected or fully reserved against in the Purchaser Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Purchaser’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Financial Statements.

5.14         Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Company or Seller by or on behalf of the Purchaser are accurate, complete, and authentic in all material respects.

(a)          The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets by the Purchaser. The Purchaser maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that:

(i)           transactions are executed only in accordance with the management’s authorization;

(ii)          all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Purchaser, as permitted by U.S. GAAP;

(iii)         access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)         recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          All accounts, books and ledgers of Purchaser have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Purchaser does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of Purchaser and which are not located at the relevant office.

5.15         Certain Business Practices. Purchaser represents and warrants that no funds given to Seller in connection with the transaction anticipated by this Agreement have been, or will be, derived from any illegal activities, including but not limited to any violations of any applicable anti-corruption, anti-bribery, anti-money laundering, counter terrorist financing, or economic sanctions Laws. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.16          Litigation. There is no Action (or any basis therefore) pending against threatened against or affecting, Purchaser, any of its officers or directors or any Purchaser Units, Purchaser Ordinary Shares or Purchaser Warrants or any of Purchaser’s assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against Purchaser. Purchaser is not, and has not previously been, subject to any legal proceeding with any Authority.

5.17         Compliance with Laws. The Purchaser is not in violation of, has not violated, and is neither under investigation with respect to has have been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

5.18         Not an Investment Company The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.19          Interested Party Transactions. No employee, officer, director, stockholder or Affiliate of Purchaser or a member of his or her immediate family is indebted for borrowed money to Purchaser, nor is Purchaser indebted for borrowed money (or committed to make loans or extend or guarantee credit) any of them, other than reimbursement for reasonable expenses incurred on behalf of Purchaser. No officer, director, stockholder or Affiliate of Purchaser or any member of their immediate families is, directly or indirectly, interested in any Contract with Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of Purchaser.

5.20         Interim Operations. Purchaser has not engaged in any business activity, other than (i) as described in the Purchaser SEC Documents and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated hereby.

ARTICLE VI
COVENANTS OF THE COMPANY and Purchaser PENDING CLOSING

The Company and Purchaser hereby agree as follows:

6.1           Conduct of Business.

(a) From the date hereof through the Closing Date, the Company shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Purchaser (other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement (including the transfer of the Company’s equity interest in its Ji’nan subsidiary and related assets to an Affiliate of Seller), and shall use commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, other than in connection with the transactions contemplated by this Agreement (including the transfer of the Company’s equity interest in its Ji’nan subsidiary and related assets to an Affiliate of Seller), without the other party’s prior written consent (which shall not be unreasonably withheld), except as set forth on Schedule 6.1 the Company shall not:

(i)           amend, modify or supplement its memorandum and articles of association or other constitutional or governing documents;

(ii)          amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise, in each case, in any material respect, any Material Contract or any other right or asset of the Company;

(iii)          modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than US$500,000 (individually or in the aggregate);

(iv)         make any capital expenditures in excess of US$1,500,000 (individually or in the aggregate);

(v)          sell, lease, license or otherwise dispose of any of the Company’s material assets or assets covered by any Material Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory, licenses or services in the ordinary course consistent with past practice;

(vi)         accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)        pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii)       authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than US$1,000,000 or in excess of US$1,000,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or the Purchaser;

(ix)         obtain or incur any loan or other Indebtedness, including drawings under the Company’s or the Purchaser’s existing lines of credit, in excess of US$1,000,000;

(x)          suffer or incur any Lien, except for Permitted Liens, on the Company’s or the Purchaser’s assets;

(xi)          suffer any damage, destruction or loss of property related to any of the Company’s or the Purchaser’s assets, the aggregate value of which, following any available insurance reimbursement, exceed US$1,000,000;

(xii)         delay, accelerate or cancel any receivables or Indebtedness owed to the Company or the Purchaser or write off or make further reserves against the same, other than in the ordinary course of business consistent with past practice;

(xiii)        merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv)       suffer any insurance policy or policies protecting any of the Company’s assets with an aggregate coverage amount in excess of US$1,000,000 to lapse;

(xv)        amend any of its employee benefit plans;

(xvi)       make any change in its accounting principles or methods other than in accordance with U.S. GAAP or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(vii)        change the location of its principal place of business or jurisdiction of organization;

(xviii)      issue, redeem or repurchase any capital shares, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital shares, other than under the Kaixin Auto Group 2018 Equity Incentive Plan;

(xvix)      make or change any material Tax election or change any annual Tax accounting periods; or

(xx)         undertake any legally binding obligation to do any of the foregoing.

(b)           From the date hereof through the Closing Date, the Purchaser shall remain a “blank check company” as defined in Rule 419 under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement without the other party’s prior written consent (which shall not be unreasonably withheld), except as set forth on Schedule 6.1(b), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)           amend, modify or supplement its memorandum and articles of association or other constitutional or governing documents;

(ii)          authorize, commit or actually issue, grant, sell, pledge, dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)         subdivide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; or

(v)          amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser.

(c)           Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(d)           From the date hereof through the Closing Date, neither the Seller nor the Company, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory, services or licenses in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2           Access to Information. From the date hereof until and including the Closing Date, each of the Company and the Purchaser shall, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access and/or information not disclosed.

6.3           Notices of Certain Events. Each party shall promptly notify the other party of the following, provided that no such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.:

(a)           any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or create any Lien on any Company Capital Shares or capital shares of the Purchaser;

(b)          any notice from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)           any Actions commenced or threatened against or involving either party or any of their shareholders that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)           any inaccuracy of any representation or warranty of such party contained in this Agreement, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case which inaccuracy or failure would cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.4           Annual and Interim Financial Statements. From the date hereof through the Closing Date, within seventy-five (75) days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of its statement of operations data and an unaudited consolidated balance sheet for the period from the date of the Balance Sheet through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any annual audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

6.5           SEC Filings.

(a)           As promptly as practicable after the date hereof, Purchaser shall prepare and file with the SEC a proxy statement in preliminary form (as amended or supplemented from time to time, the “Proxy Statement”) calling an extraordinary special meeting of the Purchaser’s shareholders (the “Purchaser Shareholder Meeting”) seeking the approval of Purchaser’s shareholders of the transactions contemplated hereby and offering to redeem from its public shareholders their Purchaser Ordinary Shares pursuant to Article 48.3 of its existing memorandum and articles of association in in conjunction with a shareholder vote on the transactions contemplated hereby (the “Purchaser Shareholder Redemption”), all in accordance with and as required by the Purchaser’s constitutional documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq, and as may have been disclosed in the Prospectus. In the Proxy Statement, Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s constitutional documents and the rules and regulations of the SEC and Nasdaq and (ii) adoption and approval of the Amended and Restated Memorandum and Articles of Association of the Purchaser (together, the “Required Approval Matters”), and (iii) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated hereby. In connection with the Proxy Statement, Purchaser will also file with the SEC financial and other information about the transactions contemplated hereby in accordance with applicable proxy solicitation rules set forth in Purchaser’s constitutional documents, applicable Law and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Purchaser Shareholder Redemption will be made, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”). The Proxy Documents will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company will provide all financial and other information with respect to the Company, its business and operations as is reasonably requested by the Purchaser and necessary, pursuant to applicable requirements of the Exchange Act and the rules and regulations thereunder, for inclusion in Proxy Documents. If reasonably requested by the Purchaser in connection with Purchaser’s preparation of the Proxy Documents, the Company’s financial statements must be reviewed or audited by the Company’s auditors.

(b)          Purchaser shall mail the Proxy Statement to holders of Purchaser Ordinary Shares of record, as of the record date to be established by the board of directors of Purchaser. Each of the Company and Purchaser shall furnish all information concerning such party and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Purchaser shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Purchaser shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c)           Prior to filing with the SEC or mailing to Purchaser’s shareholders, Purchaser will make available to the Company drafts of the Proxy Statement, both preliminary and final, and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Purchaser shall not file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser will advise the Company promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto, or (vii) requests by the SEC for additional information. Purchaser shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Purchaser will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d)           No information provided by the Seller or Company to Purchaser for inclusion in the Proxy Statement or any amendments thereto as of the date of its submission to the SEC will cause the final Proxy Statement to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Purchaser Shareholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Purchaser shall promptly transmit to its shareholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Purchaser of such information, event or circumstance.

(e)           Purchaser shall make all filings required to be made by Purchaser with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder.

(f)           The Company shall use its commercially reasonable efforts to promptly provide Purchaser with all information concerning the Company reasonably requested by Purchaser for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any) and in any other filing required to be made by Purchaser with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder. The Company shall cause the officers and employees of the Company to be reasonably available to Purchaser and its counsel in connection with the drafting of the Proxy Statement and such other filings and responding in a timely manner to comments relating to the Proxy Statement from the SEC.

6.6           Purchaser Shareholder Meeting. Purchaser shall, as promptly as practicable after being advised by the staff of the SEC that the staff of the SEC has no further comments on the Proxy Documents, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Purchaser Shareholder Meeting. Purchaser shall use its reasonable best efforts to obtain the approval of the Required Approval Matters, including by soliciting proxies as promptly as practicable in accordance with applicable Law and the Purchaser’s constitutional documents for the purpose of approving the Required Approval Matters. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to adjourn the Purchaser Shareholder Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Purchaser has determined in good faith is required by applicable Law is disclosed to Purchaser’s shareholders and for such supplement or amendment to be promptly disseminated to Purchaser’s shareholders prior to the Purchaser Shareholder Meeting, (b) if, as of the time for which the Purchaser Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchaser Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Purchaser Shareholder Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from shareholders in favor of the adoption of the Required Approval Matters; provided, that in the event of an adjournment pursuant to clauses (a) or (b) above, the Purchaser Shareholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Purchaser Shareholder Meeting be reconvened on a date that is later than five (5) Business Days prior to April 25, 2019 (the “Outside Closing Date”).

6.7           Trust Account. Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to shareholders of Purchaser holding Purchaser Units or Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Units or Purchaser Ordinary Shares upon acceptance by the Purchaser of such Purchaser Units or Purchaser Ordinary Shares, (ii) the expenses to the third parties to which they are owed in an amount not to exceed US$3,000,000 and (iii) the Deferred Underwriting Amount to the underwriter in the IPO. Following the payments described in the preceding sentence, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement. Purchaser shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.

6.8           Employees of the Company and the Manager. Schedule 6.8 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Company shall use commercially reasonable efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date.

6.9           Trust Extension. If Purchaser reasonably believes that the Closing may not occur on or prior to January 25, 2019 but that the parties are reasonably capable of causing the Closing to occur on or prior to April 25, 2019, then Purchaser shall extend its life for an additional three (3) months pursuant to the terms of the Purchasers constitutional documents and the Trust Agreement. In the event that Purchaser elects to, or is required to, extend its life for an additional three (3) months, Company shall, upon notice from the Purchaser, but no later than January 15, 2019, loan the Purchaser US$1.05 million on the form of note attached as Schedule 6.9 hereof.

6.10         Listing. Purchaser shall (a) cause the Closing Payment Shares to be approved for listing on and tradable over the Nasdaq Capital Market on a tier no lower than the Purchaser Ordinary Shares trade on the date hereof, (b) cause the Purchaser Units, Purchaser Ordinary Shares and the Purchaser Warrants to remain listed on the Nasdaq Capital Market from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XII.

6.11         Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Purchaser, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Purchaser Ordinary Shares pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company agrees that:

7.1           Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes required by any Taxing Authority.

7.2           Reasonable Efforts to Obtain Consents. The Company shall use commercially reasonable efforts to obtain each of the third party consents identified on Schedule 7.2 as promptly as practicable hereafter.

7.3           Share Pledge Registration. The Company shall use its reasonable best efforts to procure the shareholders of Qianxiang Changda to complete the share pledge registration with the local AIC as soon as possible.

7.4           Dealership and After Sale Agreements Amendments. The Company shall use its reasonable best efforts to negotiate and enter into Amendments to the Dealership Agreements and After Sale Agreements to provide that the share consideration payable to counterparties thereunder will comply with the terms of the Transaction, in the substantially agreed form of Exhibit D.

7.5           Licenses of Qianxiang Changda. The Company shall use its reasonable best efforts to procure Qianxiang Changda to obtain or review its internet content provider certification (namely the “ICP”, a permit issued by the Chinese Ministry of Industry and Information Technology) if needed and where Qianxiang Changda continues to engage in Business and providing for users profitable internet information based or related services.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1           Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and to cooperated as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2           Tax Matters.

(a)           Purchaser, Seller and their Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company Parties (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(b)           PRC Tax Bulletin No. 7

(i)           The Parties hereby acknowledge, covenant and agree that (x) Purchaser shall have no obligation to pay any Tax assessed by the applicable PRC Authority on the Seller, or any other Tax of a nature that is required by applicable Law to be paid by the Seller with respect to the sale of the Purchased Shares pursuant to this Agreement, and (y) the Seller agree to bear and pay any Tax assessed by the applicable PRC Authority on any Company Party with respect to the sale of the Purchased Shares pursuant to this Agreement.

(ii)           The Seller shall (x) at their own expense, as soon as possible within thirty (30) days following the date of this Agreement and prior to the Closing Date, report the sale of the Purchased Shares to the applicable PRC Authority in accordance with the reporting provisions under the State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Administration of Taxation Bulletin [2015] No. 7 on February 3, 2015, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC, the “PRC Tax Bulletin No. 7”) (and make such filings and disclosures in accordance therewith) and (y) timely pay any Tax assessed by the applicable PRC Authority (to the extent that such PRC Authority requires any Taxes to be paid) on any Company Party with respect to the transactions contemplated under this Agreement in accordance with applicable Law. After such Tax reporting, the Company Parties and Seller agree to use their commercially reasonable efforts to promptly submit all documents lawfully requested by the applicable PRC Authority in connection with such Tax reporting and shall deliver to Purchaser a duplicate of the PRC Tax Bulletin No. 7 filing documents as well as a copy of proof issued by the applicable PRC Authority with respect to any Tax payment made by the Seller pursuant to this subsection (ii) (or written assessment notice issued by the PRC Authority if payment is not required).

(iii)         Purchaser shall have the right, but are under no obligation, to make applicable tax filings with a relevant PRC Authority, and Seller and Company Parties shall cooperate in good faith in such Purchaser’s filing and provide all necessary assistance and information of Seller and Company Parties to Purchaser in a timely manner, provided that Purchaser’s failure to so make the filings shall not relieve Seller from any obligation to indemnify, defend and hold harmless Purchaser in this regard.

8.3           Settlement of Purchaser Liabilities. Concurrently with the Closing, the Liabilities of the Purchaser set forth on a schedule to be provided by Purchaser to the Company and the Seller, which include reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination shall be settled and paid in full by the Purchaser from the Trust Account, subject to the limitations of Section 6.7 hereof.

8.4           Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the applicable agreements entered into in connection with the IPO and included as an exhibit in the Purchaser’s most recently filed annual report on Form 10-K, including that certain registration rights agreement, dated as of October 25, 2017 by and between Purchaser and the investors named therein.

8.5           Confidentiality. Each of the Company and Seller, on the one hand, and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless required or compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement, including in each case the existence of this Agreement and the transactions contemplated hereby or any negotiations or discussions with respect thereto (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired on a non-confidential basis from another source, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall, to the extent permitted by applicable Law, give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information that is so required to be disclosed. The parties acknowledge that some previously confidential information will be required under applicable Law to be disclosed in the Proxy Statement.

8.6           Directors’ and Officers’ Tail Policy. Prior to the Closing Date, Purchaser shall purchase a directors’ and officers’ tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

ARTICLE IX
CONDITIONS TO CLOSING

9.1           Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)          No governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise prevent the consummation thereof or (ii) issued or granted any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation thereof.

(b)          The Purchaser Required Vote shall have been obtained at the Purchaser Shareholders Meeting.

(c)           Purchaser shall have at least US$5,000,001 of net tangible assets upon consummation of the Closing (which amount shall not include any amounts contributed by the Company or the Seller or by investors or financial introduced or procured by the Company or the Seller).

9.2           Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)           The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)           All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made at and as of such date, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and provided that in each case in that to the extent such representation or warranty is made in ARTICLE IV only as of a specific date, such representation or warranty shall speak only as of such specific date.

(c)           Since the Agreement Date, no Company Material Adverse Effect shall have occurred and be continuing.

(d)          Purchaser shall have received a certificate signed by either the Chief Executive Officer or the Chief Financial Officer of the Company certifying that each of the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(c) have been satisfied.

(e)          Purchaser shall have received certificates signed by the corporate secretary of the Company and the Sellers, respectively, attaching and certifying to the accuracy of the following: (i) a copy of the memorandum and articles of association of the Company, certified as of a recent date by the Secretary of the Company, (ii) copies of the Company’s certificate of incorporation and certificates of incorporation on change of name; (iii) copies of resolutions duly adopted by the board of directors of the Company and the Seller authorizing this Agreement and the transactions contemplated hereby and thereby, (iv) signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company and the Seller from each jurisdiction in which the Company and the Seller organized or is qualified to do business.

(g)          Each of the Additional Agreements shall have been duly executed (in each case, in a form reasonably acceptable to the Purchaser, the Seller and the Company) and delivered to the Purchaser by the parties thereto other than the Purchaser and any Affiliate thereof, if applicable, and such Additional Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(h)          Purchaser shall have received either: (i) a revised Company Disclosure Schedule updated as of the Closing Date, which, in the cause of this clause (i), shall be deemed to update the disclosure schedule for purposes of ARTICLE IV in connection with this Section 9.2, or (ii) confirmation that there are no supplemental disclosures to the Company Disclosure Schedule delivered at the date of this Agreement.

(i)           The Purchaser shall have received an extract of the Company’s register of members reflecting the transfer of the Purchased Shares to the Purchaser.

(j)           All loans set forth on Schedule 9.2(j) hereto shall have been, in their entirety, forfeited and waived without recourse by the Seller and any other outstanding loans made to the Company and/or any of the Company’s Subsidiaries by Seller or any of Seller’s Subsidiaries shall have been in their entirety, forfeited and waived without recourse by the Seller or any of the Seller’s Subsidiaries.

(k)           Each of the guarantees for the benefit of the Company and/or any of the Company’s Subsidiaries set forth on Schedule 9.2(k) shall remain in effect immediately after the Closing on the terms provided in the Master Transactional Agreement.

(l)           The Purchaser shall have received duly executed legal opinions (each in a form reasonably acceptable to the Purchaser) addressed to the Purchaser and dated as of the Closing Date from each of the Company’s PRC legal counsel and Cayman Islands legal counsel, each as in the respective form set forth on Schedule 9.2(l).

(m)         The Company (through an Affiliate of the Company as sole shareholder) shall have completed the transfer of its equity interest in its Ji’nan subsidiary and related assets to an Affiliate of the Seller for consideration equal to their carrying value on the Balance Sheet (for the avoidance of doubt, (A) such consideration may include forgiveness of indebtedness extended by Seller to the Company or other members of the Company Group, (B), any such forgiveness of indebtedness shall not violate the other provisions of this Agreement, including Sections 6.1 or 9.2(j) and (C) the Company and any Affiliate of the Company will be released from any and all historic, present and future Liabilities associated with its Ji’nan subsidiary).

9.3           Conditions to Obligations of the Company and the Seller. The obligations of the Company and the Seller to consummate the Closing is subject to the satisfaction, or the waiver by each of the Company and Seller at their sole and absolute discretion, of all of the following further conditions:

(a)          The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)          (i) The representations and warranties of Purchaser contained in this Agreement (except in Section 5.11), and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made at and as of such date, provided that in each case to the extent such representation or warranty is made in ARTICLE V only as of a specific date, such representation or warranty shall speak only as of such specific date and (ii) the representations and warranties of Purchaser contained in Section 5.11 shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made at and as of such date.

(c)          Since the Agreement Date, no Purchaser Material Adverse Effect shall have occurred and be continuing.

(d)          The Company shall have received a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that each of the conditions set forth in Sections 9.3(a), 9.3(b) and 9.3(c) have been satisfied.

(e)           Each of the Additional Agreements shall have been duly executed (in each case, in a form reasonably acceptable to the Purchaser, the Seller and the Company) and delivered to the Company and the Seller by the parties thereto other than the Company and the Seller and any Affiliate thereof, if applicable, and such Additional Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f)           The Company shall have received a certificate signed by the corporate secretary of the Purchaser attaching and certifying to the accuracy of the following: (i) a copy of the Purchaser’s Amended and Restated Memorandum and Articles of Association as effective on the Closing Date; (ii) copies of resolutions duly adopted by the board of directors of the Purchaser authorizing this Agreement and the transactions contemplated hereby and thereby, (iii) signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Purchaser from each jurisdiction in which the Purchaser is organized or is qualified to do business.

(g)           The Company shall have received a duly executed legal opinion addressed to the Company and the Seller and dated as of the Closing Date from the Purchaser’s Cayman Islands counsel (in a form reasonably acceptable to the Company and the Seller) reasonably acceptable to the Seller and Company, addressing the due incorporation, existence and good standing of the Purchaser, its due authorization of this Agreement and the transactions contemplated hereby, the valid issuance of the Closing Payment Shares to the Seller.

(h)           Purchaser shall have adopted an amended and restated equity incentive plan, substantially in the form of the Kaixin Auto Group 2018 Equity Incentive Plan, with a number of Awards (as defined therein) issuable by the Purchaser pursuant thereto corresponding to exactly 4,715,700 Purchaser Ordinary Shares.

(i)            Purchaser’s shareholders shall have approved and adopted an amended and restated memorandum and articles of Purchaser, substantially in the form of Exhibit E hereto, at the Purchaser Shareholder Meeting in accordance with applicable Law (“Amended and Restated Memorandum and Articles”).

(j)            From the date hereof until the Closing, Purchaser shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to Purchaser.

(k)          The Company and Seller shall have received an extract of the Purchaser’s register of members reflecting the issue and allotment of the Closing Payment Shares (less the Escrow Shares) to the Seller.

ARTICLE X
INDEMNIFICATION

10.1         Indemnification of Purchaser. Subject to Sections 10.3 and 10.6 and the other provisions of this ARTICLE X, from and after the Closing Date, the Indemnifying Party hereby, agrees to indemnify, defend and hold harmless Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders, agents, successors and permitted assignees (the “Indemnified Party”), against and in respect of any and all losses, payments, interest, demands, penalties, forfeitures, costs, expenses, Actions, Liabilities, Taxes, Liens, judgments, deficiencies or damages (including actual costs of investigation, court costs and reasonable attorneys’ fees and other reasonable costs and expenses) but for the avoidance of doubt not including any such amounts incurred in connection with any indemnification claim hereunder by a Indemnified Party to the extent that such Indemnified Party is not successful in such claim (all of the foregoing collectively, “Losses”) paid, suffered, incurred or sustained by, or imposed upon any Indemnified Party to the extent arising in whole or in part out of or as a result of or in connection with (whether or not involving a Third Party Claim):

(a)           the failure of any representation or warranty of the Company and/or the Seller contained herein to be true and correct as of the date hereof and as of the Closing Date as if made at the Closing;

(b)          any breach or nonfulfillment of any covenant of the Company and/or the Seller contained herein except for any breach of Section 6.3; or

(c)           additional taxes payable to PRC tax authorities reflected in the Company’s audited financial statements as of and for the year ended December, 31 2018 in relation to the Company’s used auto sales business resulting from a materially different tax treatment as compared to the corresponding tax treatment reflected in the Company’s audited financial statements as of and for the year ended December, 31 2017 (“Special Tax Indemnity”);

(d)          obligations incurred by the Purchaser relating to any contingent consideration due and owing to the (i) Dealer Partners under the Dealership Agreements and (ii) After Care Partners under the After Care Agreements in the form of equity in the Company (“Special Dealer Indemnity”).

10.2         Payment by the Escrow Agent Any amounts payable by the Indemnifying Party hereunder after Final Resolution of any claim for indemnification pursuant to this ARTICLE X (a “Claim”) shall first be paid with Accrued Dividends held in the Escrow Account, then with any cash or cash equivalents that are held in the Escrow Account, then with the Escrow Shares, and then with any remaining property in the Escrow Account. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this ARTICLE X. For successful indemnification Claims by an Indemnified Party, within five (5) Business Days after Final Resolution, the Purchaser and the Seller will provide the Escrow Agent with joint written instructions to disburse and irrevocably surrender to Purchaser a number of Escrow Shares and other Escrow Property equal to the amount provided in such Final Resolution with respect to such Claim (as determined in accordance with this ARTICLE X) from the Escrow Account (and the Purchaser and the Seller will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). The Purchaser will cancel any Escrow Shares surrendered to the Purchaser by the Escrow Agent promptly after its receipt thereof. The Seller is deemed to have waived its entitlement to any Accrued Dividend payable in respect of such Escrow Shares. Notwithstanding anything to the contrary contained in this Agreement, only the Earnout Payment paid pursuant to Section 3.4(c) shall be reduced by the amount of any indemnification claims by any Indemnified Party under this Article X, and only with respect to any such claims that (i) are pending, (ii) have been finally determined as due and owing but are unpaid by the Escrow Agent in accordance with this Article X or (iii) have been paid from the Escrow Account in accordance with this Article X but have not previously been used to reduce the amount of such Earnout Payment. No other Earnout Payments shall be reduced with respect to indemnification claims by the Indemnified Party. For the avoidance of doubt, (y) the Escrow Agent shall at all times prior to the final determination of amounts payable pursuant to Section 3.4(a) and (b) retain sufficient Escrow Shares and Escrow Property to pay the maximum possible amount payable to Seller thereunder, and (x) all amounts payable by the Escrow Agent to Seller in respect Sections 3.4(a) and (b) shall be paid to Seller, regardless of whether any Indemnified Party is entitled to any Losses under any Claim, and shall not be reduced by any such Claim. In the event that the conditions of Section 3.4(d) are satisfied, the Escrow Shares and Escrow Property shall be disbursed by the Escrow Agent pursuant to the terms thereof. Upon the final determination of any such pending indemnification claim, if the final amount determined to be payable to the Indemnified Party is less than the amount reserved for such claim, then to the extent that such pending claim reduced and would otherwise continue to reduce the amount of the Earnout Payment (after first giving effect for other reductions to the amount of such prior Earnout Payment pursuant to the preceding sentence, including other pending indemnification claims, taking into account the following events occurring after the time that the Earnout Payment was initially reduced: (x) any adjustments to the claimed amount for any other indemnification claims existing at such time; and (y) the amount of any new pending or finally determined indemnification claims made since such time), such amount of Escrow Property will be promptly thereafter disbursed by the Escrow Agent to the Sellers (and Purchaser shall pay the Accrued Dividends).

10.3         Limitations and General Indemnification Provisions:

(a)           Notwithstanding anything to the contrary in this Agreement and except for Fraud Claims and Special Indemnity Claims:

(i)           no Indemnified Party shall be entitled to any Losses under a Claim unless and until the aggregate amount of all Losses under all Claims of all Indemnified Party shall exceed US$3,000,000 (the “Deductible”), at which time those additional Losses incurred exceeding and excluding the amount of the Deductible shall be subject to indemnification hereunder;

(ii)          the Indemnifying Party’s aggregate Liability for indemnification pursuant to this ARTICLE X shall not exceed the value of 13,050,000 Escrow Shares (the “Indemnity Escrow Share Amount”), and any Losses that the Indemnifying Party is entitled to recover pursuant to this ARTICLE X shall be payable solely from the Escrow Shares and the Escrow Account in accordance with this ARTICLE X;

(iii)          in no event shall any Loss be recoverable under the terms of this Agreement to the extent it consists of or is based upon punitive, special or exemplary damages, except to the extent awarded to a third party in connection with a Third Party Claim;

(iv)         after the expiration of the Survival Period, the Indemnifying Party shall have no further Liability for indemnification pursuant to this ARTICLE X other than with respect to Claims already made as provided in this ARTICLE X.

(b)          In the event that any Released 2020 Escrow Property or Released Provisional Indemnification Property is disbursed to the Seller, if there is an indemnification claim against the Indemnifying Party that is finally determined to be due and owing to an Indemnified Party in accordance with the terms of this Agreement, to the extent that there is insufficient Escrow Property in the Escrow Account (with each Escrow Share valued at the Purchaser Share Price) to pay for such indemnification claim in accordance with this Agreement, the Indemnifying Party shall be liable for such difference, provided that (except for Fraud Claims and Special Indemnity Claims) the aggregate liability of the Indemnifying Party pursuant to this Section 10.3(b) shall not exceed the aggregate value of the Released 2020 Escrow Property and/or Released Provisional Indemnification Property that is actually disbursed to the Seller (with each Escrow Share valued at the Purchaser Share Price).

(c)          No investigation or knowledge by an Indemnified Party or the Purchaser or their respective representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the recourse available to the Indemnified Party under this ARTICLE X.

(d)           Promptly after an Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any breach of any representation, warranty or covenant of the Warrantors contained in this Agreement or any other claim for indemnification pursuant to this ARTICLE X, the Indemnified Party shall take all commercially reasonable steps to mitigate and minimize all Losses that could result from or relate to such breach or claim.

10.4          Procedure. The following shall apply with respect to all claims by any Indemnified Party for indemnification:

(a)          In the event any Indemnified Party desires to make a Claim, Purchaser shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party, setting forth (i) the nature of and factual and legal basis for the Claim in reasonable detail and (ii) the aggregate amount of Losses for which indemnification is being sought that have been incurred, or to the extent not yet incurred, a good faith estimate of the amount of such Losses reasonably expected to be incurred (the “Claim Amount”). Any Claim Amount or any other matter set forth in a Claim Notice will be deemed to be finally resolved for purposes of this ARTICLE X when (A) resolved by a written agreement executed by Purchaser, the Company and the Seller or (B) resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator (clauses (A) and (B), together, a “Final Resolution”).

(b)          An Indemnified Party shall give the Indemnifying Party, as applicable, prompt notice (and within no more than 10 days) of any Third Party Claim with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 (a “Third Party Claim Notice”) which include the same information as a Claim Notice. The failure to give the Third- Party Claim Notice shall not impair any of the rights or benefits of such Indemnified Party to indemnification under this ARTICLE X, except to the extent such failure actually prejudices any right, defense or claim available to the Indemnifying Party with respect to such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received from the counterparty in such third party Action by the Indemnified Party relating to the claim.

(c)           The Indemnifying Party shall have the right to exercise full control of the defense, compromise or settlement of any Third Party Claim by written notice to Purchaser within sixty (60) days of delivery of the Third Party Claim Notice. If the Indemnifying Party assumes the defense of any such Third Party Claim pursuant to this Section 10.4(c), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept reasonably informed by the Indemnifying Party and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to such Third Party Claim (including any impleaded parties) include an Indemnified Party and counsel for Purchaser and the Indemnifying Party agrees that there is an actual conflict of interest between such Indemnified Party and the Indemnifying Party in connection with the defense thereof, in which case the reasonable fees and expenses of such separate counsel shall be Losses eligible for submission in a Claim, subject to the other terms of this ARTICLE X. The Indemnifying Party shall seek the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed) to any settlement or compromise of any Third Party Claim to the extent such settlement or compromise: (A) includes equitable relief against the Indemnified Party, (B) involves the resolution of criminal allegations against the Indemnified Party or (C) will impose liability that will not be satisfied in full by the Indemnity Escrow Share Amount or amounts or property from the Escrow Account.

(d)          To the extent the Indemnifying Party does not elect to assume the defense of any Third Party Claim pursuant to the terms of Section 10.4(c), Purchaser may elect to conduct such defense, using legal counsel reasonably satisfactory to the Indemnifying Party. The Indemnified Party will not settle any Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

10.5         Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received. In the event that a recovery is made by an Indemnified Party or any Affiliate of an Indemnified Party with respect to any Losses for which such Indemnified Party has already been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

10.6         Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth otherwise, this ARTICLE X shall be the sole and exclusive remedy of the Indemnified Party from and after the Closing and shall be in lieu of any other remedies that may be available to the Indemnified Party under any other agreement or pursuant to any statutory or common law with respect to any Losses directly or indirectly resulting from or arising out of any claims arising under this Agreement or the Transactions; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any Fraud Claims.

10.7         Survival of Indemnification Rights. All representations and warranties of the Warrantors contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until April 30, 2021 (the “Survival Period”); provided, however, that Fraud Claims against the Warrantors shall survive indefinitely, and that claims in respect of the Special Tax Indemnity shall survive until April 30, 2019. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 10.7, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Warrantors contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

ARTICLE XI
DISPUTE RESOLUTION

11.1         Arbitration

(a)           The parties agree that any dispute, difference, claim, or controversy arising out of or relating to this Agreement (including the existence, meaning, effect, validity, termination, interpretation, performance, breach or termination thereof (including any action in tort, contract, equity, or otherwise) or enforcement of this Agreement), or any dispute regarding non-contractual obligations arising out of or relating to it shall (except as specifically set forth in Section 3.6 of this Agreement) be referred to and finally resolved by binding arbitration under the then current provisions of the rules of the American Arbitration Association in force when the notice of arbitration is submitted.

(b)          The law of this arbitration clause shall be New York law.

(c)          The seat of arbitration shall be New York, New York.

(d)           The number of arbitrators shall be three. The Purchaser, on the one hand, and the Company and Seller, on the other hand, shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator (collectively the “Arbitrators”). None of the Arbitrators shall have any competitive interests with the Company, Seller or Purchaser.

(e)           The arbitration proceedings shall be conducted in English.

(f)           The Arbitrators shall issue a written decision, setting forth findings of fact and conclusions of law. The Arbitrators shall have no authority to award punitive or other exemplary damages.

(h)          The parties agree that all costs and expenses (including counsel fees) of any such arbitration shall be borne by the non-prevailing party, and the non-prevailing party waives its right to seek an order compelling the prevailing party to pay its portion of its costs and expenses (including counsel fees) for any arbitration. The determination of a majority of the Arbitrators shall be final and binding upon the parties and not subject to appeal.

(i)           Any judgment upon any award rendered by the Arbitrators may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrators to arbitrate any and all matters to be submitted to arbitration hereunder pursuant to the terms hereof. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j)           The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the Arbitrators.

(k)          This arbitration section shall survive the termination of this Agreement.

11.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)          Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1         Termination Without Default.

(a)          In the event that the Closing of the transactions contemplated hereunder has not occurred by the Outside Closing Date, Purchaser, Seller and the Company shall each have the right, at its sole option, to terminate this Agreement without liability to the other party, provided that this right to terminate shall not be available to any party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)          In the event that the Proxy Statement with respect to the transactions hereunder has not been filed with the SEC by December 31, 2018 (the “Outside Filing Date”), each of Seller and the Company shall have the right, at its sole option, to terminate this Agreement without liability to any other party, provided that this right to terminate shall not be available to any party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Proxy Statement to have been filed on or before such date. Such right may be exercised by Seller or the Company, as the case may be, giving written notice to the other parties at any time after the Outside Filing Date.

(c)          In the event that any governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing of the transactions contemplated hereunder, Purchaser, Seller and the Company shall each have the right, at its sole option, to terminate this Agreement without liability to the other party.

12.2         Termination Upon Default.

(a)          The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 9.2(a) or 9.2(b) would not be satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)          The Company may terminate this Agreement by giving notice to Purchaser, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 9.3(a) would not be satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

12.3          Effect of Termination. If this Agreement is terminated pursuant to Section 12.1 or 12.2, then all further obligations of the parties under this Agreement and any Additional Agreement will terminate except for obligations under ARTICLE XI (Dispute Resolution), and Sections 13.1 (Notices), 13.4 (Publicity), 13.5 (Expenses), and 13.7 (Governing Law), provided that such termination will not relieve any party from any liability for any willful breach of this Agreement or fraud occurring prior to such termination.

ARTICLE XIII
MISCELLANEOUS

13.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Address: 5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang
District, Beijing 100016, People’s Republic of China

Attention: Thomas Jintao Ren

Tel: +86 (10) 8448-1818

Email: jintao.ren@renren-inc.com

With a copy to:

Simpson Thacher & Bartlett

Address: 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong SAR

Attention: Chris K.H. Lin

Tel: +852 2514 7600

Email: clin@stblaw.com

if to the Seller:

Address: 5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing 100016, People’s Republic of China

Attention: James Jian Liu

Tel: +86 (10) 8448-1818

Email: james.liu@renren-inc.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom

Address: 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong SAR

Attention: Will H. Cai and Kenneth W. Chase

Tel: +852 3740 4700

Email: will.cai@skadden.com; kenneth.chase@skadden.com

if to the Purchaser:

Address: Suite 1306, 13/F. AIA Central, 1 Connaught Road, Central, Hong Kong

Attention: Sing Wang, Anthony Ho and Adrian Cheung

Tel: +852 3796 2750

13.2         Amendments; No Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3         Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4         Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5         Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.

13.8         Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9         Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10       Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11       Construction of certain terms and references; captions. In this Agreement:

(a)           References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)          Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)          Captions are not a part of this Agreement, but are included for convenience, only.

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.12       Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement and the Additional Agreements.

13.13       Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14       Waiver. Reference is made to the final IPO prospectus of the Purchaser, dated October 25, 2017 (the “Prospectus”). The Company and the Seller have read the Prospectus and understand that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company and the Seller each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect Purchaser’s ability to fulfill its obligation to effectuate the Purchaser Shareholder Redemption, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a “Business Combination” as such term is defined in Purchaser’s constitutional documents (except such amounts that are paid or payable to shareholders of Purchaser holding Purchaser Ordinary Shares sold in the IPO who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s constitutional documents) and any assets that have been purchased or acquired with any such funds).

13.15       Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.15) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

CM SEVEN STAR ACQUISITION CORPORATION

By:
Name:
Title:

Company:

KAIXIN AUTO GROUP

By:
Name:
Title:

Seller:

RENREN INC.

By:
Name:
Title: